Exhibit 99.1

Juniata Valley Financial Corp. Announces Third Quarter 2022 Results

Mifflintown, PA, October 20, 2022 (GLOBE NEWSWIRE) --

Juniata Valley Financial Corp. (OTCQX:JUVF) (“Juniata”), announced net income for the three months ended September 30, 2022 of $2.1 million, an increase of 11.8%, compared to net income of $1.9 million for the three months ended September 30, 2021. Earnings per share, basic and diluted, increased 10.5%, to $0.42, for the three months ended September 30, 2022, compared to $0.38 for the three months ended September 30, 2021. Net income for the nine months ended September 30, 2022, increased 18.0%, to $6.2 million, compared to net income of $5.3 million for the nine months ended September 30, 2021. Earnings per share, basic and diluted, increased 18.1% for the nine months ended September 30, 2022, to $1.24, compared to basic and diluted earnings per share of $1.05 for the corresponding 2021 period.

President’s Message

Juniata’s President and Chief Executive Officer, Marcie A. Barber stated, “We are very pleased that we continued to build on the momentum generated during the first half of the year by posting record net income for the quarter. We also saw strong loan growth of more than $21 million during the quarter, while asset quality remained strong. Due to the changing interest rate environment, we expect the fourth quarter to be challenging as we balance maintaining our net interest margin with our customers’ expectations.”

Financial Results Year-to-Date

Annualized return on average assets for the nine months ended September 30, 2022, was 1.01%, an increase of 17.4% compared to the annualized return on average assets of 0.86% for the nine months ended September 30, 2021.  Annualized return on average equity for the nine months ended September 30, 2022 was 15.02%, an increase of 58.6% compared to the annualized return on average equity of 9.47% for the nine months ended September 30, 2021.

Net interest income was $18.0 million for the nine months ended September 30, 2022 compared to $15.5 million for the comparable 2021 period. Average earning assets increased $26.6 million, or 3.5%, to $788.8 million, during the nine months ended September 30, 2022, compared to the same period in 2021, primarily due to an increase of $28.5 million, or 8.9%, in average investment securities, as well as a $5.1 million, or 1.2%, increase in average loans. The yield on earning assets during the nine months ended September 30, 2022 increased by 24 basis points to 3.41% compared to the nine months ended September 30, 2021 primarily due to the increase in market interest rates, which was driven by an increase of 300 basis points in the federal funds target range and prime rate during the current 2022 period compared to prior 2021 period. Average interest bearing liabilities increased by $7.1 million, or 1.3%, to $566.4 million for the nine months ended September 30, 2022 compared to the comparable 2021 period, due to growth in interest-bearing demand and savings deposits, which was partially offset by decreases in time deposits as well as by decreases in long-term borrowings and FRB advances. During the nine months ended September 30, 2022, the cost to fund interest earning assets with interest bearing liabilities decreased nine basis points, to 0.51%, primarily due to the decline in higher cost time deposits and long-term borrowings during the period. The net interest margin, on a fully tax equivalent basis, increased from 2.76% for the nine months ended September 30, 2021 to 3.08% for the nine months ended September 30, 2022.

A loan loss provision expense of $350,000 was recorded for the nine months ended September 30, 2022, compared to a provision credit of $536,000 in the nine months ended September 30, 2021. While we continued to experience favorable asset quality trends and net recoveries during the nine months ended September 30, 2022, elevated qualitative risk factors were considered in the allowance for loan loss analysis for certain loan segments due to the uncertainty in the economy and the potential for a recession as inflation, labor shortages and supply chain disruptions remain prevalent. Additionally, loan growth of 10.5% as of September 30, 2022 compared to December 31, 2021 was also a factor in the increase in the loan loss provision for the nine months ended September 30, 2022.

Non-interest income was $4.0 million for the nine months ended September 30, 2022 compared to $3.9 million for the nine months ended September 30, 2021, an increase of 2.3%. Most significantly impacting the comparative nine month periods was a $1.5 million loss on sales and calls of securities in the 2022 period due to the execution of a balance sheet and regulatory capital management strategy. Additionally, the value of equity securities during the nine months ended September 30, 2022 decreased by $249,000 compared to the nine months ended September 30, 2021 due to declines in bank stock market values. These decreases in net-interest income were offset by $1.2 million in gains from the termination of two derivatives contracts, recorded in other non-interest income, and by increases of $119,000 in fees derived from loan activity and $380,000 in life insurance proceeds in the 2022 period.

Non-interest expense was $14.9 million for the nine months ended September 30, 2022 compared to $14.4 million for the nine months ended September 30, 2021, an increase of 3.4%. Most significantly impacting non-interest expense in the comparative nine month periods was a $307,000 increase in employee compensation and benefits expense due to temporary duplication of compensation and benefits expense as a result of employee transitions, as well as increased medical claims expenses. Also contributing to the increase in non-interest expense was a $76,000 increase in FDIC insurance premiums and a $42,000 decline in the gain on other real estate owned for the nine months ended September 30, 2022 versus the comparable 2021 period, which were partially offset by a $71,000 decline in data processing expense.

The income tax provision increased by $186,000 for the nine months ended September 30, 2022, resulting from higher taxable income compared to the same period in 2021.

Financial Results for the Quarter

Annualized return on average assets for the three months ended September 30, 2022 was 1.03%, an increase of 13.2%, compared to 0.91% for the three months ended September 30, 2021. Annualized return on average equity for the three months ended September 30, 2022 was 17.90%, an increase of 75.7%, compared to 10.19 % for the three months ended September 30, 2021.

Net interest income was $6.0 million for the three months ended September 30, 2022 compared to $5.4 million for the three months ended September 30, 2021. Average earning assets increased $26.5 million, or 3.4%, to $805.1 million for the three months ended September 30, 2022, compared to the same period in 2021, due to an increase of $34.4 million, or 8.2%, in average loans, which was partially offset by a $1.3 million, or 0.4%, decrease in average investment securities and a $6.6 million, or 51.2%, decrease in average interest bearing deposits and federal funds sold. The yield on earning assets increased 23 basis points, to 3.39%, for the three months ended September 30, 2022 compared to same period in 2021, while the cost to fund interest earning assets with interest bearing liabilities increased 6 basis points, to 0.61%, over the same period, primarily due to the increase in market interest rates as both the prime rate and federal funds target range increased by 300 basis points in the 2022 period. During the three months ended September 30, 2022, average interest bearing liabilities increased by $1.7 million, or 0.3%, compared to the comparable 2021 period, mainly due to growth in average borrowings and other interest bearing liabilities, as well as savings deposits, which was partially offset by declines in interest bearing demand and time deposits. The net interest margin, on a fully tax equivalent basis, increased from 2.79% for the three months ended September 30, 2021 to 2.99% for the three months ended September 30, 2022.

A loan loss provision expense of $100,000 was recorded in the three months ended September 30, 2022 compared to a provision credit of $257,000 in the comparable 2021 period. Loan growth, coupled with the continued uncertainty in the economy and the potential for a recession as inflation, labor shortages and supply chain disruptions remained prevalent, resulted in an increased loan loss provision despite favorable asset quality trends during the three months ended September 30, 2022.

Non-interest income was $1.3 million in each of the three month periods ended September 30, 2022 and 2021. Most significantly impacting non-interest income in the comparative three month periods was a $378,000 loss on sales and calls of securities and a $68,000 decline in the value of equity securities during the three months ended September 30, 2022. These declines were partially offset by receipt of $329,000 in life insurance proceeds and an $83,000 increase in fees derived from loan activity during the three months ended September 30, 2022 compared to the three months ended September 30, 2021.

Non-interest expense was $5.0 million for the three months ended September 30, 2022, compared to $4.9 million for the three months ended September 30, 2021, an increase of 1.2%. Most significantly impacting non-interest expense in the comparative three month periods was a $63,000 increase in FDIC insurance premiums, which was partially offset by decline in data processing expense comparing the same periods.

An income tax provision of $102,000 was recorded in the three months ended September 30, 2022, compared to an income tax provision of $142,000 recorded for the three months ended September 30, 2021, as taxable income was lower for the 2022 period primarily due to the receipt of non-taxable life insurance proceeds during the 2022 period.

Financial Condition

Total assets as of September 30, 2022 were $815.2 million, an increase of $4.7 million, or 0.6%, compared to total assets of $810.5 million at December 31, 2021. Over this period, outstanding loans and deposits increased by $44.1 million, or 10.5%, and $9.4 million, or 1.3%, respectively, while debt securities available for sale decreased by $48.2 million, or 14.4%. The increase in deposits, as well as the proceeds from the sales of debt securities, were used to repay a $10.0 million brokered interest bearing demand deposit and fund loan growth. As of September 30, 2022, short-term borrowings and repurchase agreements increased by $31.6 million, or 748.6%, compared to December 31, 2021, primarily because we returned to using $20.0 million in FHLB short-term borrowings to supplement core deposits to satisfy funding needs in lieu of brokered interest bearing demand deposits. Additionally, overnight borrowings increased between periods to meet funding needs, as did the balance of repurchase agreements due to the addition of a new customer relationship using this funding product in 2022. Total stockholders’ equity declined $36.4 million as of September 30, 2022 compared to December 31, 2021 primarily due to a $39.4 million increase in unrealized losses on available for sale securities, which was partially offset by a $2.9 million, or 6.2%, increase in retained earnings.

Subsequent Event

On October 18, 2022, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on November 15, 2022, payable on December 1, 2022.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with eighteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean, Centre and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the OTCQX Best Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward-looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether because of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	September 30, 2022	December 31, 2021
ASSETS
Cash and due from banks	$13,325	$12,928
Interest bearing deposits with banks	102	598
Cash and cash equivalents	13,427	13,526

Interest bearing time deposits with banks	—	735
Equity securities	1,014	1,124
Debt securities available for sale	287,251	335,424
Restricted investment in bank stock	3,104	2,116
Total loans	462,430	418,303
Less: Allowance for loan losses	(3,905)	(3,508)
Total loans, net of allowance for loan losses	458,525	414,795
Premises and equipment, net	8,254	8,371
Other real estate owned	30	87
Bank owned life insurance and annuities	15,139	16,852
Investment in low income housing partnerships	1,706	2,306
Core deposit and other intangible assets	134	175
Goodwill	9,047	9,047
Mortgage servicing rights	96	120
Accrued interest receivable and other assets	17,522	5,840
Total assets	$815,249	$810,518
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$202,493	$182,022
Interest bearing	515,341	526,425
Total deposits	717,834	708,447

Short-term borrowings and repurchase agreements	35,869	4,227
Long-term debt	20,000	20,000
Other interest bearing liabilities	995	1,568
Accrued interest payable and other liabilities	5,646	4,986
Total liabilities	780,344	739,228
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares; Issued - 5,151,279 shares at September 30, 2022 and December 31, 2021; Outstanding - 5,003,059 shares at September 30, 2022 and 4,988,542 shares at December 31, 2021	5,151	5,151
Surplus	24,956	25,008
Retained earnings	50,216	47,298
Accumulated other comprehensive loss	(42,880)	(3,365)
Cost of common stock in Treasury: 148,220 shares at September 30, 2022; 162,737 shares at December 31, 2021	(2,538)	(2,802)
Total stockholders' equity	34,905	71,290
Total liabilities and stockholders' equity	$815,249	$810,518

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except share and per share data)	September 30,		September 30,
	2022	2021	2022	2021
Interest income:
Loans, including fees	$5,286	$4,800	$15,446	$14,371
Taxable securities	1,493	1,350	4,479	3,543
Tax-exempt securities	37	36	117	112
Other interest income	55	8	80	19
Total interest income	6,871	6,194	20,122	18,045
Interest expense:
Deposits	680	555	1,692	1,771
Short-term borrowings and repurchase agreements	70	17	105	70
FRB advances	—	—	—	18
Long-term debt	118	216	352	641
Other interest bearing liabilities	4	2	6	5
Total interest expense	872	790	2,155	2,505
Net interest income	5,999	5,404	17,967	15,540
Provision for loan losses	100	(257)	350	(536)
Net interest income after provision for loan losses	5,899	5,661	17,617	16,076
Non-interest income:
Customer service fees	394	348	1,113	993
Debit card fee income	422	423	1,267	1,287
Earnings on bank-owned life insurance and annuities	53	64	164	186
Trust fees	128	111	378	338
Commissions from sales of non-deposit products	86	86	302	271
Fees derived from loan activity	220	137	452	333
Mortgage banking income	11	8	24	26
Gain (loss) on sales and calls of securities	(378)	—	(1,452)	58
Change in value of equity securities	(30)	38	(110)	139
Gain from life insurance proceeds	329	—	380	—
Other non-interest income	75	91	1,450	249
Total non-interest income	1,310	1,306	3,968	3,880
Non-interest expense:
Employee compensation expense	2,112	2,145	6,347	6,176
Employee benefits	544	563	1,858	1,722
Occupancy	298	293	948	935
Equipment	187	184	546	565
Data processing expense	665	709	1,894	1,965
Professional fees	223	226	587	609
Taxes, other than income	106	71	370	314
FDIC Insurance premiums	143	80	307	231
Gain on other real estate owned	—	—	(7)	(49)
Amortization of intangible assets	14	16	41	49
Amortization of investment in low-income housing partnerships	200	200	600	600
Other non-interest expense	495	441	1,388	1,266
Total non-interest expense	4,987	4,928	14,879	14,383
Income before income taxes	2,222	2,039	6,706	5,573
Income tax provision	102	142	488	302
Net income	$2,120	$1,897	$6,218	$5,271
Earnings per share
Basic	$0.42	$0.38	$1.24	$1.05
Diluted	$0.42	$0.38	$1.24	$1.05

Michael Wolf

Email: michael.wolf@jvbonline.com

Phone: (717) 436-7203